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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) dated May 9, 1997 and the restated Letter of Transmittal, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by UBS Securities LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                               Vivra Incorporated

                                       at

                              $35.62 Net Per Share

                                       by

                       Gambro Healthcare Acquisition Corp.

                     an indirect wholly owned subsidiary of

                                  Incentive AB

      Gambro Healthcare Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Incentive AB, a corporation organized under the laws of Sweden ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $.O1 per share (the "Shares"), of Vivra Incorporated, a Delaware corporation (the "Company"), at a price of $35.62 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 9, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger described below.

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      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON FRIDAY, JUNE 6,1997, UNLESS THE OFFER IS EXTENDED.
   -----------------------------------------------------------------------------

      The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the Shares outstanding on a fully diluted basis, (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iii) the consummation of the Specialty Merger Transaction (as described in the Offer to Purchase) and the receipt by the Company of cash proceeds therefor, after providing for all applicable income taxes (using an assumed income tax rate of 41%), of not less than $76,900,000. The Offer is also subject to other terms and conditions contained in the Offer to Purchase.

      The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 5, 1997 (the "Merger Agreement") among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights) will be cancelled and converted automatically into the right to receive $35.62 in cash, or any higher price that may be paid per Share in the Offer, without interest.

      The Board of Directors of the Company unanimously has determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company, and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Shares tendered and accented for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in "Section 2. Acceptance for Payment and Payment for Shares" of the Offer to Purchase) pursuant to the procedure set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in "Section 3. Procedures to Accepting the Offer and Tendering Shares" of the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.

      Purchaser expressly reserves the right, in its sole discretion (subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any condition specified in "Section 15. Certain Conditions of the Offer" of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below) of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares.

      The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, June 6, 1997, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

      Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 7,1997. For the withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

      The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

      Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:
                                    GEORGESON
                                 & COMPANY INC.
                                  ------------
                                Wall Street Plaza
                            New York, New York 10005
                  Banks and Brokers call collect (212) 440-9800
                         Call Toll Free: 1-800-223-2064

                      The Dealer Manager for the Offer is:
                                 UBS Securities
                           299 Park Avenue, 35th Floor
                          New York, New York 10171-0026
                           1-888-821-5176 (Toll Free)
May 9,1997

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